Cinnamon Jang Willoughby & Company

Chartered Accountants

A Partnership of Incorporated Professionals

Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We have issued our report, dated February 28, 2006, accompanying the financial statements and schedules from For the Period Ended April 27, 2005 and the Years Ended December 31, 2004, 2003 and 2002 of TPZ ENTERPRISES, a partnership, included in the Registration Statement Form SB-2. We hereby consent to the use of the aforementioned report in the Registration Statement filed with the Securities and Exchange Commission on September 27, 2006.

/s/ “Cinnamon Jang Willoughby & Company”

Chartered Accountants

Burnaby, Canada

September 27, 2006

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2. Telephone: +1 604 435 4317. Fax: +1 604 435 4319.

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